QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

THE PROPOSED ACQUISITIONS

        As used herein, the terms "Mills," "we," "our" or "us" mean The Mills Corporation and its direct and indirect subsidiaries, including The Mills Limited Partnership, Management Associates Limited Partnership and MillsServices Corp., which we consolidate for financial reporting purposes, unless the context indicates otherwise.

Riverside Square

        On November 14, 2002, we entered into an agreement to acquire Riverside Square, an approximately 637,000 square foot retail property located in Hackensack, New Jersey, six miles west of New York City, for an aggregate consideration of approximately $86.5 million, comprised of $21.5 million in cash and $65.0 million of mortgage financing. Approximately 293,000 square feet of gross leasable area at Riverside Square is owned by Bloomingdale's, one of two anchor tenants. Upon closing, we expect to obtain a mortgage loan in the amount of approximately $65.0 million that will be secured by this property but there can be no assurance that it will be completed by that time or at all.

        We expect that the acquisition will be completed in December 2002. The consummation of the acquisition is subject to customary closing conditions, and there can be no assurance that it will be completed by that time or at all.

        The following table provides additional information about Riverside Square:

Name/Location	Year Opened/ Renovated	Total GLA(1) (Sq. Ft.)		Anchor Store GLA (Sq. Ft.)		Specialty Store GLA (Sq. Ft.)	Anchor Tenants
Riverside Square Hackensack, NJ	1977/1995	637,000	(1)	400,000	(1)	237,000	Bloomingdale's and Saks Fifth Avenue

(1)
GLA means gross leasable area.

Cadillac Properties

        On December 6, 2002, we entered into a purchase agreement to acquire a portfolio that includes five retail properties that contain an aggregate of approximately 4.6 million square feet of gross leasable area (including approximately 2.5 million square feet owned by certain anchor tenants) from Cadillac Fairview U.S., Inc., a U.S. subsidiary of a Canadian pension fund. The properties are located in Ft. Lauderdale, FL, Dover, DE, White Plains, NY, Jackson, MS and New Orleans, LA. In addition to the five properties, we will acquire an aggregate of approximately 110 additional acres of developable land adjacent to the properties. We refer to these properties, the developable land adjacent to the properties and the joint venture interests described below as the Cadillac properties.

        The aggregate purchase price for the five properties and the developable land adjacent to the properties is approximately $542.1 million, comprised of $480.1 million in cash and $62.0 million of assumed debt. We have made a good faith, non-refundable deposit in the amount of $20.0 million in cash. Under the purchase agreement, if we default in our obligation to consummate the acquisition as a result of our inability to obtain the necessary financing or otherwise, Cadillac Fairview is entitled to receive the entire deposit as liquidated damages. We expect that the acquisition of these five properties and the developable land adjacent to the properties will be completed before the end of the first quarter of 2003. The consummation of the acquisition is subject to customary closing conditions and there can be no assurance that it will be completed by that time or at all.

        The following table provides additional information about the five wholly-owned Cadillac properties that we expect to acquire upon completion of the proposed acquisition:

Name/Location	Year Opened/ Renovated	Total GLA (Sq. Ft.) (1)		Anchor Store GLA (Sq. Ft.) (1)	Specialty Store GLA (Sq. Ft.)		Anchor Tenants
Broward Mall Ft. Lauderdale, FL	1978/2002	999,000		717,000	282,000		Burdine's, Dillard's, J.C. Penney and Sears
Dover Mall(2) Dover, DE	1982/1997	809,000	(2)	584,000	224,000	(2)	Boscov's, J.C. Penney, Sears and Strawbridge's
Galleria at White Plains White Plains, NY	1980/1994	886,000		556,000	330,000		Macy's
Northpark Mall Jackson, MS	1984/1998	961,000		647,000	314,000		Dillard's, J.C. Penney and McRae's
The Esplanade New Orleans, LA	1984/2001	909,000		544,000	365,000		Dillard's, Macy's and Mervyn's

(1)
Presents approximate gross leasable area of each of the properties. Included in GLA are approximately 2,522,000 square feet owned by certain store tenants located as follows: Broward Mall—717,000 square feet; Dover Mall—332,000 square feet; Galleria at White Plains—328,000 square feet; Northpark Mall—647,000 square feet; and The Esplanade—498,000 square feet.

(2)
This property also includes approximately 52,000 square feet of Dover Commons. Since Dover Commons does not have any anchor tenants, for the purposes of this table, the entire 52,000 square feet has been added to specialty store GLA of Dover Mall.

        The purchase agreement also provides for our acquisition of Cadillac Fairview's interests in two joint ventures, each of which owns a property located in Atlanta, GA. In addition to customary closing conditions, our obligation to purchase Cadillac Fairview's interests in the two joint venture properties is subject to the discretion of Cadillac Fairview as to what percentage of interests, if any, to sell to us and to the joint venture partners' rights of first refusal and consent rights. Depending on what interests in the joint venture properties, if any, we ultimately are required to purchase, the total cash purchase price for the joint venture interests could range up to approximately $62.5 million. In the event the conditions for purchase of interests in one or both of the joint venture properties are met, we expect the acquisition of the joint venture interests to occur by the end of the second quarter of 2003.

Acquisition Financings

        We expect to finance the cost of the proposed acquisitions through a combination of several different alternatives that are or may become available to us. These alternatives include using the proceeds from this offering, borrowing under our existing credit facility, borrowing under the new bridge financing described below, using the proceeds from additional mortgage financings, using the proceeds from possible future sales of our common stock or preferred stock, or selling a portion of our interests in one or more of the properties to Kan Am (our principal joint venture partner) for cash.

        We are in the process of exploring and finalizing these alternatives and we cannot assure you that any or all of these alternatives will be available on favorable terms or which alternatives we ultimately may use. Some of these alternatives are described briefly below and there can be no assurance that the terms of these alternatives will not change.

  Bridge Financing

        To provide us with added flexibility in financing the purchase price of the Cadillac properties, we have obtained a firm commitment letter from RBC Capital Markets and Deutsche Bank Trust Company Americas, affiliates of two of the underwriters, for a new $200.0 million one-year senior unsecured term credit facility. The amount of the commitment will be reduced by the amount we raise in any private or public offering of our common or preferred stock, including this offering, and the net proceeds of certain debt financings or assets sales. The new facility will bear interest, at our option, at either LIBOR plus 250 basis points or prime rate as determined by RBC Capital Markets and Deutsche Bank Trust Company Americas plus 150 basis points. We expect that the loan agreement for the new facility will contain covenants substantially similar to those included in our existing credit facility. The obligations of RBC Capital Markets and Deutsche Bank Securities Inc. to enter into a credit facility with us is subject to several conditions, and there can be no assurance that the credit facility will be completed on terms favorable to us or at all.

  Collateralized Mortgaged-Back Securities

        We currently are negotiating with a lender to secure a mortgage in the amount of approximately $320.0 million that will be secured by four of the five wholly-owned Cadillac properties. The mortgage is expected to have a floating interest rate based on LIBOR plus 210 basis points. We expect to finalize and execute the loan agreement for this financing before February 2003, but there can be no assurance that it will be completed on terms favorable to us or at all.

  Riverside Square

        We have finalized the final terms of a mortgage loan in the amount of approximately $65.0 million that will be secured by Riverside Square. We expect that this loan will bear interest at approximately 5.8%. We expect to finalize and execute the loan agreement for this financing in December 2002, but there can be no assurance that it will be completed on terms favorable to us or at all.

  Broward Mall, Ft. Lauderdale, FL

        Cadillac Fairview currently is negotiating with the lender of a mortgage that is secured by one of the Cadillac properties to permit us to assume the mortgage. The outstanding amount of the mortgage is approximately $62.0 million and is secured by Broward Mall, one of the wholly-owned Cadillac properties. If the lender does not consent to our assuming the loan, the entire outstanding amount will be repaid by Cadillac Fairview prior to the completion of our acquisition. In such event, the purchase price of the Cadillac properties will increase by the lesser of the actual prepayment penalty paid by Cadillac Fairview or $5.0 million.

Yield on Cost of Acquisitions

        Based solely on the unaudited financial information that Cadillac Fairview and the seller of Riverside Square have provided to us, if the proposed acquisitions are consummated, we believe that the in-place unlevered yield on the approximately $621.0 million cost of the acquisitions of the Cadillac properties (excluding the two joint venture properties and the developable land adjacent to the five wholly-owned properties) and Riverside Square is approximately 9%. However, while we believe that the information provided by Cadillac Fairview and the seller of Riverside Square is reliable, we have not audited such financial information. In addition, the in-place yield on investment is based on expected performance of the properties which may be materially adversely affected by various factors. As a result, we can give no assurance that the actual yield we realize will not be materially different.

QuickLinks

  Exhibit 99.1
THE PROPOSED ACQUISITIONS